Exhibit 99.1

Civitas Solutions Reports Fiscal 2018 Second Quarter Financial Results

BOSTON, MA, May 10, 2018 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal second quarter ended March 31, 2018.

Second Quarter Fiscal 2018 At A Glance

•	Second quarter net revenue increased 8.4% to $392.8 million

•	Second quarter net loss was $2.5 million, compared to net income of $5.5 million in the second quarter of fiscal 2017

•	Second quarter Adjusted EBITDA was $40.5 million, an increase of 2.9% compared to the second quarter of fiscal 2017

“Revenue growth in the quarter was driven by strong volume growth from acquisitions in our I/DD, SRS and ADH service lines, as well as from higher average rates across all service lines,” stated Bruce Nardella, president and chief executive officer. “We remain squarely focused on improving our operating performance and are encouraged by the progress we made this quarter to mitigate margin pressure created by increasing labor and healthcare costs.

“During the fiscal second quarter we identified for closure or consolidation several underperforming and non-strategic programs, while continuing our cost-containment initiatives,” Nardella added. “The program closures and consolidations are important initiatives because, in addition to reducing expenses and improving margin, they will give management more time to focus on strategic, more productive programs and execute our growth strategy.  We believe that these actions will strengthen our company and help us create long-term value for stockholders.”

Second Quarter Fiscal 2018 Financial Results

GAAP Results

Net revenue for the second quarter of fiscal 2018 was $392.8 million, an increase of $30.4 million, or 8.4%, over net revenue for the same period of the prior year. Net revenue increased $28.1 million from acquisitions that closed during and after the second quarter of the prior year and $2.3 million from organic growth. Net revenue growth was negatively impacted by a $1.6 million increase in sales adjustments compared to the second quarter of the prior year.

Net revenue consisted of:

•	Intellectual and Developmental Disabilities ("I/DD") services net revenue of $252.1 million, an increase of 6.1% compared to the second quarter of fiscal 2017.

•	Post-Acute Specialty Rehabilitation Services ("SRS") net revenue of $87.8 million, an increase of 13.7% compared to the second quarter of fiscal 2017.

•	At-risk youth ("ARY") services net revenue of $36.6 million, an increase of 2.6% compared to the second quarter of fiscal 2017.

•	Adult Day Health ("ADH") services net revenue of $16.3 million, an increase of 35.8% compared to the second quarter of fiscal 2017.

Income from operations for the second quarter of fiscal 2018 was $6.5 million, or 1.6% of net revenue, compared to $16.3 million, or 4.5% of net revenue, for the second quarter of the prior year. The majority of the decrease was due to $9.2 million of exit costs and other charges related to completed and planned program closures, primarily within our SRS and I/DD segments. These closures were identified through an ongoing comprehensive, top-to-bottom examination of each program's performance across all of our service lines. This comprehensive examination, which applied a higher program performance standard than in the past, is part of a larger, multi-year, multi-pronged effort to improve efficiency of our operations and mitigate margin erosion created by increasing labor and healthcare costs. In addition to these costs, our operating margin was negatively impacted by an increase in direct occupancy costs due to higher levels of open occupancy and an increase in rent expense, particularly in our SRS segment. Direct labor costs were relatively flat compared to the second quarter of fiscal 2017 as the impact of increases in both overtime and health insurance expense were offset by a decrease in therapist and nursing consultant costs compared to the second quarter of fiscal 2017. The decrease in our operating margin was partially offset by reductions in our employment practices liability and workers compensation expenses due to favorable claims experience, and a decrease in general and administrative expense due to our cost containment efforts and continued focus on optimizing our cost structure, as compared to the second quarter of the prior year.

Net loss for the second quarter of fiscal 2018 was $2.5 million compared to net income of $5.5 million for the same period of the prior year. Net loss for the second quarter of fiscal 2018 was due to the decrease in our income from operations described above.

Basic and diluted net loss per common share was $0.07 for the fiscal second quarter of fiscal 2018, compared to basic and diluted net income of $0.15 for the same period of the prior year.

Non-GAAP Results

Adjusted EBITDA for the second quarter of fiscal 2018 was $40.5 million, or 10.3% of net revenue, compared to Adjusted EBITDA of $39.4 million, or 10.9% of net revenue, for the second quarter of the prior year. The decrease in our Adjusted EBITDA margin was primarily attributable to the increase in direct occupancy costs described above. The decrease was partially offset by reductions in our employment practices liability and workers compensation expenses, and a decrease in general and administrative expense.

Adjusted net income per diluted common share was $0.37 for the second quarter of fiscal 2018 compared to $0.35 for the second quarter of the prior year.

First Half Fiscal 2018 Financial Results

Net revenue for the six months ended March 31, 2018 was $788.2 million, an increase of $66.4 million, or 9.2%, over net revenue for the same period of the prior year. Net revenue increased $54.7 million for acquisitions that closed during and after the six months ended March 31, 2017 and $11.7 million from organic growth. Net revenue growth was negatively impacted by a $2.1 million increase in sales adjustments compared to the six months ended March 31, 2017.

Net revenue consisted of:

•	I/DD services net revenue of $507.9 million, an increase of 6.8% compared to the first half of fiscal 2017.

•	SRS net revenue of $173.8 million, an increase of 14.7% compared to the first half of fiscal 2017.

•	ARY service net revenue of $72.5 million, an increase of 1.5% compared to the first half of fiscal 2017.

•	ADH services net revenue of $34.0 million, an increase of 47.0% compared to the first half of fiscal 2017.

Income from operations for the six months ended March 31, 2018 was $19.3 million, or 2.4% of net revenue, compared to $31.7 million, or 4.4% of net revenue, for the same period of the prior year. The decrease in our operating margin was primarily due to $9.2 million of exit costs and other charges related to the closures described above, as well as increases in direct occupancy and direct labor costs compared to the six months ended March 31, 2017. The increase in occupancy costs was primarily due to higher levels of open occupancy and an increase in rent expense, particularly within our SRS segment. The increase in direct labor costs was primarily due to an increase in salary expense and overtime compared to the six months ended March 31, 2017.

Net income for the six months ended March 31, 2018 was $6.9 million compared to $9.7 million for the same period of the prior year. In addition to the factors impacting income from operations described above, net income for the six months ended March 31, 2018 included a $7.0 million tax benefit that was recorded in connection with revaluing of the Company’s deferred tax liabilities as a result of the lower corporate tax rate established by the Tax Cuts and Jobs Act (the “Tax Act”) enacted in the first quarter of fiscal 2018.

Basic and diluted net income per common share was $0.18 for the six months ended March 31, 2018, compared to $0.26 for the same period of the prior year.

Non-GAAP Results

Adjusted EBITDA for the six months ended March 31, 2018 was $78.5 million, or 10.0% of net revenue, compared to Adjusted EBITDA of $77.0 million, or 10.7% of net revenue, for the same period of the prior year. The decrease in our Adjusted EBITDA margin was primarily attributable to the increases in direct occupancy and direct labor costs described above. The decrease was partially offset by lower general and administrative expense as a percentage of revenue due to our cost containment efforts and continued focus on optimizing our cost structure.

Adjusted net income per diluted common share was $0.70 for the six months ended March 31, 2018 compared to $0.67 for the same period of the prior year.

Stock Repurchase Program

On February 8, 2018, we announced that our Board of Directors approved a stock repurchase program under which we are authorized to repurchase up to $25.0 million of the Company’s outstanding common stock from time to time in the open market, through negotiated transactions or otherwise (including, without limitation, the use of Rule 10b5-1 plans). The stock repurchase program will expire on August 12, 2018 or the date on which the total repurchase amount has been spent, whichever occurs first. We intend to conduct any open market stock repurchase activities in compliance with the safe harbor provisions of Rule 10b-18 of the Exchange Act. During the second quarter of fiscal 2018, we repurchased 539,315 shares for $7.5 million under the plan which we have implemented through a 10b5-1 program.

Fiscal 2018 Outlook and Guidance

The Company is updating its fiscal 2018 net revenue and Adjusted EBITDA guidance that it communicated on February 8, 2018 during the release of fiscal first quarter results.

For fiscal 2018, the Company is narrowing its net revenue guidance range and reducing the top-end of its Adjusted EBITDA guidance range. The Company now expects fiscal 2018 net revenue in the range of $1.58 billion to $1.61 billion and fiscal 2018 Adjusted EBITDA in the range of $168 million to $171 million. This compared to our previous ranges of $1.57 billion to $1.62 billion and $168 million to $173 million, respectively. The revised adjusted EBITDA range includes the full fiscal 2018 impact of investing $4 million to support employee recruitment and retention from a portion of the cash tax savings the Company is receiving under the Tax Act.

A reconciliation of the low-end and high-end of the Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2018
(In millions)	Low-end	High-end
Net income	$18	$21
Provision for income taxes	3	3
Interest expense, net (a)	38	38
Depreciation and amortization	92	92
Stock-based compensation	8	8
Expense reduction project costs	2	2
Exit costs	6	6
Acquisition-related transaction costs	1	1
Adjusted EBITDA	$168	$171

Modeling guidelines for the current fiscal year are as follows:

Average basic and diluted shares outstanding for the year: 37 million
Capital expenditures: 3.3% of net revenue
Annual tax rate: 32% (b)

(a)	Interest expense, net as presented in the reconciliation of Adjusted EBITDA guidance to net income does not give effect to any future borrowings to fund repurchases under the stock repurchase program.

(b)
The modeling guideline for our annual tax rate excludes the impact of the $7.0 million non-cash benefit recognized during the six months ended March 31, 2018. This benefit primarily relates to remeasuring the Company's deferred tax liabilities at the newly enacted federal tax rate. Including the $7.0 million benefit the annual tax rate is estimated to be approximately 13%.

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Thursday, May 10, 2018, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2018 second quarter operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 5/17/18):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:            855-669-9658
Replay Access Code:         10120038

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through August 10, 2018.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, Adjusted net income per diluted common share and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Adjusted net income per diluted share is presented to exclude non-recurring costs and other expenses incurred in connection with acquisitions that are not reflective of the Company's continuing operating performance. Net debt is presented because it is useful for lenders, securities analysts, and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, net income per diluted share, revenues or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Similarly, Adjusted net income per diluted share should not be considered a measure of cash flow per common share but rather a performance metric that presents our operating performance taking into account certain of the same adjustments in Adjusted EBITDA and does so on a per share basis. While we and other companies in our industry frequently use Adjusted EBITDA and Adjusted net income per diluted share as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Financial Measures” on pages 9 and 10 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance, our growth, and effects of the Tax Act on the Company, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2018	2017	2018	2017
Net revenue	$392,801	$362,399	$788,219	$721,793
Cost of revenue (exclusive of depreciation expense shown below)	316,612	285,518	632,869	569,494
Operating expenses:
General and administrative	43,766	41,787	88,300	83,579
Depreciation and amortization	25,971	18,830	47,768	36,985
Total operating expenses	69,737	60,617	136,068	120,564
Income from operations	6,452	16,264	19,282	31,735
Other income (expense):
Other income (expense), net	(1,259)	855	(813)	911
Interest expense	(9,577)	(8,293)	(18,586)	(16,778)
Income (loss) before income taxes	(4,384)	8,826	(117)	15,868
Provision (benefit) for income taxes	(1,896)	3,347	(7,023)	6,210
Net income (loss)	$(2,488)	$5,479	$6,906	$9,658

Basic and diluted income (loss) per common share	$(0.07)	$0.15	$0.18	$0.26

Weighted average number of common shares outstanding, basic	37,433,513	37,282,320	37,452,977	37,256,412
Weighted average number of common shares outstanding, diluted	37,433,513	37,416,635	37,577,963	37,372,153

Additional financial data:
Program rent expense	$21,751	$14,844	$38,945	$29,079

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	March 31, 2018	September 30, 2017
Cash and cash equivalents	$—	$7,297
Working capital (a)	$40,110	$30,740
Total assets	$1,126,337	$1,049,382
Total debt (b)	$718,375	$637,488
Net debt (c)	$668,375	$580,191
Stockholders' equity	$168,871	$162,917

	Six Months Ended March 31,
	2018	2017
Cash flows provided by (used in):
Operating activities	$25,644	$23,012
Investing activities (d)	$(104,390)	$(46,424)
Financing activities (e)	$71,449	$(10,090)
Purchases of property and equipment	$(22,950)	$(20,795)
Acquisition of businesses, net of cash acquired	$(84,008)	$(27,356)

(a)	Calculated as current assets minus current liabilities.

(b)	Total debt includes obligations under capital leases and excludes deferred financing costs and original issue discount on the term loan.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of Non-GAAP Financial Measures for a reconciliation of total debt to net debt.

(d)	Cash used in investing activities during the six months ended March 31, 2018 includes $74.7 million paid for the acquisition of Mentis Neuro Rehabilitation, LLC ("Mentis").

(e)	Cash provided by financing activities for the six months ended March 31, 2018 includes an incremental term loan of $75.0 million, the net proceeds of which were used for the acquisition of Mentis.

Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands except per share data)
(unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,

Reconciliation of Net Income (Loss) to Adjusted EBITDA:	2018	2017	2018	2017
Net income (loss)	$(2,488)	$5,479	$6,906	$9,658
Provision (benefit) for income taxes	(1,896)	3,347	(7,023)	6,210
Interest expense, net	9,498	8,291	18,423	16,773
Depreciation and amortization	25,971	18,830	47,768	36,985
Adjustments:
Stock-based compensation (a)	2,165	2,294	3,816	4,373
Contingent consideration adjustment (b)	—	—	—	375
Expense reduction project costs (c)	1,226	375	1,948	1,750
Exit costs (d)	5,822	—	5,822	—
Acquisition-related transaction costs (e)	186	746	888	856
Adjusted EBITDA	$40,484	$39,362	$78,548	$76,980

	Three Months Ended March 31,		Six Months Ended March 31,
Reconciliation of Net Income (Loss) per Diluted Share to Adjusted Net Income per Diluted Share:
	2018	2017	2018	2017
Net income (loss) per diluted share	$(0.07)	$0.15	$0.18	$0.26
Adjustments:
Stock-based compensation (a)	0.06	0.06	0.10	0.12
Contingent consideration adjustment (b)	—	—	—	0.01
Expense reduction project costs (c)	0.03	0.01	0.05	0.05
Exit costs(d)	0.16	—	0.16	—
Acquisition-related transaction costs (e)	0.01	0.02	0.02	0.02
Intangible asset amortization expense(f)	0.40	0.24	0.71	0.48
Impact of non-cash discrete tax benefit (g)	(0.01)	—	(0.19)	—
Income tax effect of adjustments to net income (loss) per diluted common share (h)	(0.21)	(0.13)	(0.33)	(0.27)
Adjusted net income per diluted common share	$0.37	$0.35	$0.70	$0.67

(a)	Represents non-cash stock-based compensation expense.

(b)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(c)	Represents consulting, severance and other costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

(d)
For the three and six months ended March 31, 2018, represents expenses of $4.4 million for lease termination costs, $0.6 million for severance costs, and $0.8 million of non-cash losses on the disposition of fixed assets related to the completed and planned closures described above.

(e)
Represents external transaction costs incurred by the Company for acquisitions. The Company has not historically excluded these costs but began excluding them in the first quarter of fiscal 2018. The Company believes that excluding these costs will provide the Company and its investors with a more transparent view of the Company's underlying operating performance because these expenses can vary significantly from quarter to quarter and the timing is difficult to predict. Prior period Adjusted EBITDA has been recast to conform to this presentation.

Reconciliation of Non-GAAP Financial Measures (continued)
(Amounts in thousands)
(unaudited)

(f)
Represents amortization expense on intangible assets acquired in business combinations. For the three and six months ended March 31, 2018, this includes $4.2 million of accelerated amortization related to definite-lived intangible assets associated with the completed and planned closures described above.

(g)
Represents the non-cash benefit of $0.5 million and $7.0 million recorded during the three and six months ended March 31, 2018, respectively, related to the remeasurement of the Company's net deferred tax liabilities at the newly enacted federal tax rate.

(h)
The income tax effect was calculated using a tax rate of approximately 32% for the three and six months ended March 31, 2018 and 39% for the three and six months ended March 31, 2017. The tax rate for each respective period represents the Company's estimated effective tax rate for the year as of the second quarter, excluding the impact of any non-cash discrete tax expenses or benefits, such as the tax benefit described in footnote (g).

A reconciliation of reported debt to net debt is as follows:

	As of
	March 31, 2018	September 30, 2017
Reported Debt(1)	$712,648	$631,465
Original issue discount on term loan, net of accumulated amortization	1,240	901
Deferred financing costs, net of accumulated amortization	4,487	5,122
Total debt	$718,375	$637,488
Cash and cash equivalents	—	7,297
Restricted cash	50,000	50,000
Net debt	$668,375	$580,191

(1) Reported debt includes obligations under capital leases.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com